Exhibit 99

SOUTHWEST AIRLINES CO.

Amended and Restated

1991 Employee Stock Purchase Plan

1.	Purpose.

The Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan (the “Plan”) is intended to provide an incentive for Employees of Southwest Airlines Co. (the “Company”), and any Designated Subsidiary, to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of the Company’s Common Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Code section 423. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Code section 423.

2.	Definitions.

(a) “Administrator” means the Board or any committee duly appointed by the Board to administer the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(d) “Common Stock” means the Company’s common stock, par value $1.00 per share.

(e) “Company” has the meaning set forth in Section 1.

(f) “Designated Subsidiary” means a “subsidiary corporation,” as defined in Code section 424(f), of the Company that has been designated by the Administrator as an entity to which this Plan applies.

(g) “Employee” means any person that is providing services to the Company or any Designated Subsidiary as a common law employee.

(h) “Fair Market Value” means the mean between the highest and lowest quoted selling prices on the New York Stock Exchange on the applicable valuation date.

(i) “Month End Date” has the meaning set forth in Section 3.

(j) “New York Stock Exchange” means the New York Stock Exchange, or any other stock exchange on which the Company’s Common Stock is traded at the applicable determination date.

(k) “Offering Period” has the meaning set forth in Section 3.

(l) “Option” has the meaning set forth in Section 3.

(m) “Option Price” means, with respect to the grant of a particular Option, 90% of the Fair Market Value of the Common Stock on the Month End Date.

(n) “Participant” means an Employee eligible to participate in the Plan pursuant to Section 6 who elects to participate in the Plan pursuant to Section 7.

(o) “Payroll Deduction” means a withholding of amounts by the Company or a Designated Subsidiary from a Participant’s salary or wages to be used to purchase Common Stock pursuant to the Plan.

(p) “Payroll Period” means, with respect to a particular Participant, the recurring period during which such Participant regularly receives payment of salary or wages.

(q) “Plan” has the meaning set forth in Section 1.

(r) “Purchase Date” has the meaning set forth in Section 3.

(s) “Trading Day” means a day on which trading in Common Stock takes place on the New York Stock Exchange.

3.	Grant of an Option.

For purposes of Code section 423, the Company shall be deemed to have granted a Participant an option to purchase shares of Common Stock (an “Option”) on the last Trading Day of each month in which such Participant has made a Payroll Deduction (the “Month End Date”). Each Option shall entitle the Participant to acquire a set number of shares of Common Stock, including fractional amounts, determined by dividing the total Payroll Deductions for such month (the “Offering Period”) by the Option Price, and shall be exercisable at such Option Price for each share. Each Option granted shall be exercised on the Month End Date (the “Purchase Date”), in accordance with, and subject to the limitations of, Section 7.

4.	Administration.

The Plan shall be administered by the Administrator. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Code section 423, the Administrator may administer and interpret the Plan in any manner it believes to be desirable, in its sole and absolute discretion, and any such interpretation shall be conclusive and binding on the Company and all persons.

5.	Number of Shares of Common Stock.

(a) The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 43,750,000 (which includes the 18,750,000 and 10,000,000 shares previously approved by the Company’s shareholders for issuance pursuant to the Plan). Common Stock acquired pursuant to the Plan may be either newly issued shares, treasury shares, or open market purchases, but, regardless of source, all such shares shall be counted against the maximum amount of shares that may be issued under the Plan.

(b) In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator shall make such adjustment as it deems appropriate in the number of shares of Common Stock available for purchase under the Plan.

6.	Eligibility Requirements.

(a) Any Employee who has completed six (6) months of continuous service with the Company or a Designated Subsidiary may participate in the Plan; provided, however, that the following Employees are ineligible to participate in the Plan:

(1) Employees who would, immediately upon the receipt of the right to purchase any Common Stock under the Plan, own, directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of stock of either the Company or any corporation related to the Company;

(2) Employees whose customary employment is for not more than five months in any calendar year; and

(3) Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Code section 7701(b)(1)(A)) if:

(i) the grant of an option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or

(ii) compliance with the laws of the foreign jurisdiction would cause the Plan to fail to meet the requirements of Code section 423.

(b) No option shall be granted pursuant to the Plan to any person who is not an Employee. Specifically, options may not be granted to consultants and other non-Employees.

(c) In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by the Company or a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of Options granted under the Plan to Employees who are residents in the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

7.	Enrollment and Payroll Deductions.

(a) Any Employee who is eligible under Section 6 may enroll as a Participant in the Plan by completing and submitting an election, in writing or electronically, in the manner specified by the Administrator. Participation in the Plan is entirely voluntary by Employees.

(b) Contributions to the Plan by Participants shall be made only through Payroll Deductions. A Participant’s election shall specify the Participant’s Payroll Deduction for each Payroll Period and shall authorize the Company to withhold such Payroll Deduction from the Participant’s salary or wages with respect to each Payroll Period thereafter until such Participant’s participation in the Plan is terminated or until the amount of the Participant’s Payroll Deduction is changed or suspended as hereafter provided. The following shall apply with respect to any Participant who authorizes Payroll Deductions pursuant to the Plan:

(1) The Administrator may adopt rules and procedures for the implementation and administration of Payroll Deduction elections, including the following:

(i) the definition of “salary or wages” to which a Participant’s Payroll Deduction election applies; provided that, in the absence of any determination by the Administrator, “salary or wages” shall refer to the Participant’s basic or regular rate of compensation for such period (exclusive of commissions, bonuses, overtime pay, shift differential, long-term disability or workers compensation payments and similar amounts);

(ii) whether a Participant’s Payroll Deduction election may be stated in terms of a dollar amount per payroll period, a percentage of salary or wages within a payroll period or in any other manner;

(iii) any methods or assumptions used by the Administrator in the calculation of the Participant’s Payroll Deduction election; and

(iv) any minimum or maximum dollar or percentage limitations that apply to a Participant’s Payroll Deduction election; provided that, in the absence of any determination by the Administrator, the minimum to be made by a Participant is $5.00 (if a specific amount is selected) or 1% (if a specific percentage is selected).

(2) No Employee may be permitted to purchase stock under all employee stock purchase plans (within the meaning of Code section 423) of the Company and its related corporations at a rate that exceeds $25,000 in fair market value of the stock (determined at the time the option is granted) for each calendar year in which any Option granted to the Employee is outstanding at any time. Payroll Deduction amounts in excess of the foregoing limit will be returned to the Participant as soon as administratively feasible.

(3) A Participant may elect to change the Participant’s Payroll Deduction election by completing and submitting a new Payroll Deduction election, in writing or electronically, in the manner specified by the Administrator. Any new election made by a Participant shall be effective as soon as is administratively practicable after the election is received by the Administrator but shall in no event be effective before the next subsequent Offering Period after the election is received by the Administrator.

(4) The Company shall maintain records of a Participant’s Payroll Deduction amounts for each Offering Period. The Company will not pay interest on Payroll Deduction amounts, and will not hold such amounts in trust or in any segregated account.

(c) All amounts available with respect to Payroll Deductions on the Purchase Date will be used by the Administrator for the purchase of Common Stock as set forth in Section 8.

8.	Purchase of Common Stock.

(a) On the Purchase Date, the Company shall apply the Participant’s Payroll Deduction amounts to the purchase of shares, including fractional shares, of Common Stock at the applicable Option Price. Participants shall be treated as the record owners of their Common Stock effective as of the Purchase Date. Any cash remaining following a purchase of shares on behalf of a Participant shall, subject to the limitations of Section 7(b)(2) or any other limit established by the Administrator, be carried forward for purchase on behalf of such Participant on the next Purchase Date at the applicable Option Price. In no event shall a purchase of Common Stock take place with respect to an Option granted more than five years prior to the Purchase Date.

(b) If purchases of Common Stock for a Participant are restricted by the limit in Section 7(b)(2), the Participant’s Payroll Deduction election shall be suspended for the remainder of the calendar year. A Participant’s Payroll Deduction election and purchases of Common Stock for such Participant shall automatically resume for the Offering Period that begins as of January 1 of the following calendar year.

9.	Termination of Employment.

(a) Participation in the Plan will terminate immediately when a Participant dies or ceases to be employed by the Company or any of its Designated Subsidiaries.

(b) A termination of employment shall not include any period in which the Participant is on sick leave, military leave or a leave of absence in accordance with Company policies.

(c) Any of a Participant’s Payroll Deduction amount that remains upon the termination of the Participant’s participation in the Plan and that has not been used to purchase Common Stock under this Plan shall be returned to the Participant as soon as administratively feasible after termination of employment.

10.	Assignment.

The Options granted under the Plan are not transferable by the Participant other than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. No Participant may create a lien on any funds, securities, rights or other property held by the Company on behalf of the Participant under the Plan.

11.	Administrative Assistance.

If the Administrator in its discretion so elects, it may retain a brokerage firm, bank or other financial institution to assist in the purchase or recordkeeping of Common Stock, delivery of reports or other administrative aspects of the Plan.

12.	Costs.

All costs and expenses incurred in administering the Plan shall be paid by the Company. Any brokerage fees for the purchase of Common Stock by a Participant shall be paid by the Company, but any brokerage fees for the sale of Common Stock by a Participant shall be borne by the Participant.

13.	Equal Rights and Privileges.

Notwithstanding any provision of the Plan to the contrary and to ensure compliance with the requirements of Code section 423, all Employees who are granted Options pursuant to the Plan shall have the same rights and privileges. Any provision of the Plan that is inconsistent with Code section 423 shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Code section 423. This Section 13 shall take precedence over all other provisions of the Plan.

14.	Applicable Law.

The Plan shall be governed by the laws of the State of Texas.

15.	Modification and Termination.

(a) The Board may amend, alter or terminate the Plan at any time. No amendment shall be effective unless within twelve months either before or after it is adopted by the Board it is approved by the shareholders of the Company, if such amendment would:

(1) increase the aggregate number of shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in the number of outstanding shares, such as a stock dividend or stock split); or

(2) otherwise require approval of the Company’s shareholders by the rules of the New York Stock Exchange, the Code or regulations of the Department of the Treasury, or other laws.

(b) In the event the Plan is terminated, the Board may elect to terminate all participation either immediately or upon completion of the purchase of Common Stock on the next Purchase Date. All Payroll Deduction amounts that have not been used to purchase Common Stock pursuant to the Plan shall be returned to the Participants as soon as administratively feasible.

(c) If at any time the shares of Common Stock available under the Plan are overenrolled, enrollments shall be reduced as determined by the Administrator to eliminate the overenrollment. Any of a Participant’s Payroll Deduction amounts that cannot be applied to the purchase of shares of Common Stock due to overenrollment shall be paid to the Participant as soon as administratively feasible.

16.	Securities Laws.

The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares of Common Stock have not been registered under the Securities Act of 1933, as amended, or such other state, federal, or other laws, rules, and regulations as the Company or the Administrator deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares.

17.	Notices.

Except as otherwise provided by the Administrator, all notices that may be or are required to be given by Participants or Employees of the Company to the Company or the Administrator under the terms of this Plan shall be effective when received in writing addressed to Administrator, Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan, at the Company’s principal place of business.

18.	Effective Date.

The Plan, as amended to increase the maximum aggregate number of shares of Common Stock that may be issued under the Plan to 43,750,000, was amended by the Board on February 2, 2022, to be effective subject to, and as of the date of, shareholder approval.